Exhibit 4.16


                             DATED 22 August 2003


                                    BETWEEN

                          CHINA PETROLEUM CORPORATION


                                      AND

                    CHINA PETROLEUM & CHEMICAL CORPORATION


                      ----------------------------------
                            LAND USE RIGHT LEASING

                                   AGREEMENT
                      ----------------------------------


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THIS AGREEMENT is made on this 22nd day of August 2003 in Beijing:

BETWEEN

China Petrochemical Group (hereinafter referred to as "Party A"), a state-owned enterprise established and legally subsisting under the laws of the People's Republic of China (the "PRC"), fully representing its related subsidiaries and associates (the "Lessor"); and

China Petroleum & Chemical Corporation (hereinafter referred to as "Party B"), a corporation established and legally subsisting under the laws of the PRC, fully representing its related subsidiaries and associates (the "Lessee").


According to the relevant state laws and regualtions of the PRC and the apprvoal from the Ministry of Land and Resource (Guo tu Zi Han [2003] No. 65), Party A hereby agrees to lease the state-owned land use right to Party B. The Parties hereby enter into this Agreement to clarify the rights and duties of each party.

1. BASIC INFORMATION OF THE LAND USE RIGHT


1.1 Party A hereby agrees to lease the land located in 21 provinces, cities and autonomous regions including but not limited to Tianjin and Hebei Provinces to Party B with the total area of 51,711,335.46 sqare meters (the "Leased Land")

1.2 Party A has obtained the legitimate land use right and leasing right of 50,307,802.96 square meters out of the Leased Land through the authorized operation. Party A has obtained a document (Guo Tu Zi Han No. [2003] 65) issued by the Ministry of Land and Resources (including detailed description of Leased land), attached as Appendix I, which forms a part of this Agreement.

1.3 Party A has obtained legitimate land use right and leasing right of 1,403,552.5 square meters out of the Leased Land as defined in Clause 1.1 above through an assignment. For a detailed description of such land, please refer to the document attached to as Appendix II ([2003] Zhong Di Han Zi No. 003) issued by Beijing Zhongdi Real Estate Appraisal Co., Ltd.

2. TERM OF THE LEASE

2.1 This Agreement shall commence on 1 January 2003 (hereinafter referred to as "Commencement Date"). For land obtained through authorized operation, the lease term of land for industrial use and land for commercial use are fifty (50) years and forty (40) years, respectively; for land use right as defined in Clause 1.3, the term shall be determined by the term of assignment.

2.2 In the event that Party B requests to extend the lease term of Leased land, Party B shall notify Party B in writing no later than 12 months before the expiration of above lease term.

2.3 After receiving such lease extension notice from Party B before the expiration of lease term, Party A shall make best effort to obtain all of the governmental approvals and procedures in relation to the renewal of such land use right and shall enter into new leasing agreement with Party
     B. The renewal rental standard shall be based on relevant state standard or in the absence of such standard, on the prevailing market price.


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2.4  Upon the mutual agreement by both Parties, Party B may terminate to lease any or all of the Leased land under this Agreement at any time before the expiration of lease term in Clause 1 above. Party B shall notify Party A in writing no later than 6 months before such termination date

3. USE OF THE LEASED LAND

3.1 Party B shall utilize land within the usage scope set out in Land Authorized Management Letter/Land Use Right Certificate entered into between Party A and the land administrative authorities.

3.2 During the term, in the event that Party B proposes to change the usage of any or all Leased land, Party B shall notify Party A in writing. Party A shall make a decision on whether to agree on such change within 30 days of receipt of Party B's written notice. If Party A agrees, Party A shall obtain relevant approval procedures with the relevant government authorities. Party B shall not use this Leased land with changed purpose until the obtaining of such approval.

4. RENT AND ADJUSTMENT OF RENT AND PAYMENT METHODS

4.1 Party B shall pursuant to this Agreement pay to Party A an annual rent amounting to RMB 273,471,700. The rent shall be collected by China Petrochemical Corporation on behalf of Party A. The Leased land shall be categorized into several parcels, each parcel shall have a corresponding rent as indicated in Appendix 3. Such rent shall be based on the valuation of the land use right of the Leased land and shall be referred to the standard rates under the Land Use Right Leasing Agreement entered into by the Parties in 2000. The rent of Leased land from 2004 to 2006 shall be adjusted according to the rent under the Land Use Right Leasing Contract (if any). The rental of the Leased land may be negotiated for adjustment every three years pursuant to the Land Use Right Leasing Agreement thereafter. The adjusted rent shall be confirmed by independent valuer as whether the price is the market price or below the market price.

4.2 The Parties agree that in the event of termination of use of part of the Leased land pursuant to this Agreement, the aggregated rent payable by Party B to Party A shall decrease accordingly with reference to the market price.

4.3 Rental under this Agreement shall be paid by Party B to Party A within ten (10) days after the end of each quarter and rent paid each time shall be 25% of the total amount of annual rent. Notwithstanding previous provisions, the first instalment of the rent shall be paid to Party A on first payment date after this Agreement becoming effective on basis of the following calculation: annual rent/360 x actual number of days from the Commencement Date to the first payment date

5. RIGHTS AND DUTIES OF THE PARTIES

5.1  The rights and duties of Party A shall include:

     5.1.1 Collecting rent from Party B pursuant to this Agreement;

     5.1.2 Supervising Party B in relation to the use of the land pursuant to this Agreement. In the event that Party B changes the use of land without the prior consent of Party A, Party A shall be entitled to withdraw the land use right of the relevant land;

     5.1.3 In the event that this Agreement is not renewed, Party A shall be entitled to withdraw its land use rights;


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     5.1.4 Party A shall obtain and provide all relevant land use rights of the Leased land to Party B in a timely manner pursuant to this Agreement;

     5.1.5 Party A shall support Party B, after obtaining all necessary approvals, in constructing, expanding or rebuilding permanent or temporary buildings or structures on the Leased land;

     5.1.6 During the lease term, the enforcement of rights on neighbouring land of the Leased land by Party A shall not disturb Party B in performing reasonable rights on the Leased land;

     5.1.7 In the event that Party B allows utilities service provided by the government to be built across the Leased Land (on planting area or other areas), Party A shall not be required to make any compensation;

     5.1.8 Party A undertakes not to infringe Party B's ownership right on any buildling or fixture, including the rights and interests of occupancy, use, disposition and collection of profits; and

     5.1.9 The payment of land tax, fee and other legal fees in connection with the Leased land.

5.2 The rights and duties of Party B shall include:

     5.2.1 Party B shall use the Leased Land pursuant to the law and this Agreement;

     5.2.2 Party B shall pay rent to Party A in a timely manner pursuant to this Agreement;

     5.2.3 In the event that this Agreement is not renewed upon expiration or Party A withdraws the relevant land use right in accordance with this Agreement, Party B shall return all the land use right in connection with part or all of the Leased land which are not renewed or withdrawn by Party A in a timely manner;

     5.2.4 Party B shall ensure that government administrations, public security, fire and rescue services and their emergency equipments and vehicles could enter and exit the Leased land when conducting urgent aiding or public duty;

     5.2.5 Party B shall protect city planning facilities in the Leased land during the lease term and shall not damage such facilities. Party B shall bear all repair expenses in case of such damage; and

     5.2.6 Except for the expenses paid by Party A in accordance with Clause
           5.1.9 above, Party B shall bear all relevant fees in connection with using such lands after the leasing of such land.

6. EFFECTIVENESS, ALTERATION AND TERMINATION

6.1 This Agreement shall take effect upon satisfaction of the following conditions:

     6.1.1 This Agreement is executed and sealed by China Petrochemical Corporation and Party B and their respective authorized representatives; and

     6.1.2 The board of direcotrs of Party B approves this Agreement and the leasing of the land use right under this Agreement.

6.2 Any amendement to this Agreement shall be mutually agreed by both Parties and shall be made in writing before taking effect.

6.3  This Agreement shall be terminated in the following ways:


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     6.3.1 The lease term expires; or

     6.3.2 The Parties agree to terminate this Agreement during the term of this Agreement; or

     6.3.3 This Agreement is terminated pursuant to laws and regulations, judgment, ruling or decision on termination of this Agreement by a competent court or an arbitration institution.

7. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1  Party A represents and warrants to Party B that:

     7.1.1 Party A is a corporation duly incorporated, has independent legal entity status and holds an effective business license;

     7.1.2 Party A has been engaging in business activities in accordance with the laws and regulations and has never been involved in any activity beyond business scope under law;

     7.1.3 Party A has obtained all necessary govenmental approvals (if required) and the required internal authorizations for the execution of this Agreement. The person executing this Agreement is the authorized representative of Party A. This Agreement will be binding on Party A upon its execution;

     7.1.4 The execution of this Agreement by Party A or the performance of the obligations under this Agreement by Party A are not in breach of any other agreements it entered into or its Articles of Association;

     7.1.5 Party A shall assume any compensation, liability or expense incurred in any ongoing and potential litigation, dispute, claim or government penalty arising from any Leased Land prior to the execution of this Agreement; and

     7.1.6 Party A has legitimate land use right and leasing right of the Leased Land.

7.2  Party B represents and warrants to Party A that:

     7.2.1 Party B is a corporation duly incorporated, has independent legal entity status and holds an effective business license;

     7.2.2 Party B has been engaging in business activities in accordance with the laws and regulations and has never been involved in any activity beyond business scope under law;

     7.2.3 Party B has obtained all necessary govenmental approvals (if required) and the required internal authorizations for the execution of this Agreement. The person executing this Agreement is the authorized representative of Party B. This Agreement will be binding on Party B upon its execution; and

     7.1.4 The execution of this Agreement by Party B or the performance of the obligations under this Agreement by Party B are not in breach of any other agreements it entered into or its Articles of Association.


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8. IMPLEMENTATION OF THE AGREEMENT

8.1 In the event that any transaction under this Agreement constitutes a connected transaction as stipulated in Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the "Listing Rules" ) and in accordance with the Listing Rules, such transaction shall be subject to a waiver granted by The Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange"), approval from the independent shareholders or any other provision regarding connected transactions under Listing Rules, this Agreement and the execution of such transaction shall be conditional upon the approval by the Hong Kong Stock Exchange and observance of any other provision regarding connected transactions under Listing Rules.

8.2 If the waiver granted by the Hong Kong Stock Exchange is conditional, this Agreement shall be implemented in accordance with such condition(s).

8.3 If the waiver granted by the Hong Kong Stock Exchange in relation to any connected transaction is withdrawn, void, invalid, or the waiver application is rejected, and such transaction fails to meet provisions regarding connected transactions under the Listing Rules, implementation in relation to such transaction of this Agreement shall be ceased.

8.4 In the event that this Agreement and the implementation of all matters thereunder are ceased pursuant to Clause 8.3, this Agreement shall be terminated

9. FORCE MAJEURE

9.1 In the event that any Party is prevented from performing any or all of the duties under this Agreement due to force majeure, the performance of such duty during the period Force Majeure affecting such performance shall be ceased. "Force Majeure" shall mean all and any events occurring after the execution of this Agreement, which are unforeseen, or, even if foreseeable, but reasonably unavoidable, and which are beyond the reasonable control of the Parties and prevent performance of this Agreement or makes such performance unpractical (including prevents performance after spending reasonable fees), and shall include, but not be limited to events such as flood, fire, drought, typhoon, earthquake and other nature disasters, traffic accident, strike, agitation, rebellion and war (regardless of whether declared or not), action or inaction of government authorities.

9.2 Should either Party claim to be affected by a Force Majeure event, the affected Party shall notify the other Party in writing regarding the occurrence of such Force Majeure event as soon as practical and shall, within fifteen (15) days from such event, provide the other Party with suitable evidence on the Force Majeure event and its duration by delivery in person or by registered air mail. The Party who claims that the performance of this Agreement becomes impossible or unpractical due to the Force Majeure event shall take all reasonable efforts in eliminating or mitigating the effect by such event of Force Majeure.

9.3 In the case of a Force Majeure event, the Parties shall determine how to implement this Agreement through negotiation in good faith. After the event of Force Majeure or its effect is terminated or eliminated, the Parties shall immediately resume the performance of its duties under this Agreement.

10. MISCELLANEOUS

10.1 Unless otherwise agreed in this Agreement, any Party shall not assign any or all of its rights and duties under this Agreement without the prior written consent of the other Party.

10.2 This Agreement and its appendices reflect the entire agreement of the Parties, and supersede all previous written or oral agreements, negotiations, understandings and commitments with respect to its subject matter.

10.3 If any term or provision of this Agreement shall be illegal, invalid or unenforceable, then notwithstanding such illegality, invalidity or unenforceability, the Parties intend that the remaining provisions shall be given full force and effect and enforceability.


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10.4 The amendment to this Agreement or its appendices shall be made by way of written agreement which shall be signed by authorized representatives of the Parties and approved by necessary legal persons of the Parties.

10.5 Unless otherwise prescribed, any Party's failure of performance or postponement of performance any right, power or privilege under this Agreement shall not be considered as abandonment of such right, power or privilege. The single or partial performance of such right, power or privilege shall not exclude the performance of other rights, power, or privileges.

10.6 The appendices to this Agreement shall form part of this Agreement and shall have the same binding effect with this Agreement as having been incorporated in this Agreement.

11. NOTICE

Any notice or other communications sent by any Party in accordance with this Agreement shall be made in writing and in Chinese, and shall be delivered to the designated address of the other Party by hand or registered air mail, or be facsimiled to the designated fax number of the other Party. The effective date of the notice shall be determined by:

11.1 In case where notice is delivered by hand, such notice shall become effective commencing from the date of signature of receiving by the designated person of the other Party.

11.2 In case where notice is sent by registered mail, such notice shall become effective commencing from the 7th date (if the last date is Sunday or legal public holiday, be postponed to the next working day) of sending for mailing (the date of postmark).

11.3 In case where notice is sent by facsimile, such notice shall become effective commencing from the completion of facsimile, nonetheless the sender shall provide with the report printed by the facsimile machine proving that such document has been sent to the other Party in its entirety.

The communication addresses of the Parties are as follows:


China Petrochemical Corporation
Address: Jia No. 6, East Huixin Avenue, Chaoyang District, Beijing, PRC Postal Code: 100029

China Petroleum & Chemical Corporation
Address: Jia No. 6, East Huixin Avenue, Chaoyang District, Beijing, PRC Postal Code: 100029

If any Party changes its communication address, such Party shall notify the other Party in writing as soon as practical in accordance with this Clause.

12. APPLICABLE LAW AND DISPUTE RESOLUTION

12.1 This Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.2 Any disputes arising from or in connection with this Agreement shall be resolved through amicable negotiations of the Parties. Failing such negotiation, either party to this Agreement shall have the right to submit any dispute to the Beijing Arbitration Commission ("BAC") for arbitration according to the arbitration rules of the BAC then in effect when the application is submmitted. The arbitration award will be final and binding upon both Parties.

13. SUPPLMENTARY PROVISIONS


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13.1 This Agreement shall be made in Chinese.

13.2 This Agrement shall be executed in eight (8) counterparts. Each counterpart shall have the same effect.


IN WITNESS WHEREOF, this Agreement has been duly executed by the properly appointed representative of the Parties on the day and year first written above.


For and on behalf of :
China Petrochemical Corporation and its subsidiaries


Authroized Representative:


For and on behalf of: /s/ Chen Tonghai

China  Petroleum & Chemical Corporation and its subsidiaries


Authroized Representative: /s/ Wang Jiming


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                                  APPENDIX 1
                     GUO TU ZI HAN [2003] NO. 65 DOCUMENT


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                                  APPENDIX 2
                     [2003] ZHONG HAN ZI NO. 003 DOCUMENT
           ISSUED BY BEIJING ZHONGDI REAL ESTATE APPRAISAL CO., LTD.


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                                  APPENDIX 3
                   LAND RENTAL ALLOCATION SHEET OF THE GROUP


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